UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2016 (December 1, 2016)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2 Snunit Street
Science Park, POB 455
Carmiel, Israel	20100
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

A copy of the investor presentation to be discussed on the investor conference call referred to below is furnished herewith as Exhibit 99.1 to this Current Report.

Item 8.01. Other Events

On December 1, 2016, Protalix BioTherapeutics, Inc. (the “Company”) issued a press release announcing the entry into a definitive exchange agreement relating to a private exchange (the “Exchange”) of $54.1 million principal amount of the Company’s outstanding 4.50% Senior Convertible Notes due 2018 for (i) $40.2 million principal amount of newly issued 7.50% Senior Secured Convertible Notes due 2021 (the “Notes”) and (ii) approximately 23.8 million shares of common stock, $0.001 par value per share.  Concurrently, the Company announced the entry into a definitive note purchase agreement with commitments to issue and sell, in a private placement, $22.5 million principal amount of the Notes (the “Private Placement”) to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended.  The Exchange and the Private Placement are expected to close concurrently on December 7, 2016, subject to satisfaction of customary closing conditions.

Additionally, on December 1, 2016, the Company issued a separate press release announcing an investor conference call to discuss the recently priced Exchange and Private Placement transactions, as well as the progress of the Company’s product candidates.

A copy of the press releases are filed herewith as Exhibits 99.2 and 99.3 and each are incorporated by reference into this Current Report.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Investor Presentation.

99.2	Press release dated December 1, 2016.

99.3	Press release dated December 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: December 2, 2016	By:	/s/ Moshe Manor
	Name:	Moshe Manor
	Title:	President and Chief Executive Officer